EXHIBIT 10.3


                      ADMINISTRATIVE SETTLEMENT AGREEMENT

                                   I. Parties

This Administrative Settlement Agreement ("Agreement") dated December 30, 2004, is entered into between the United States Department of Health and Human Services acting through the Centers for Medicare & Medicaid Services and its officers and agents, including, but not limited to, its fiscal intermediaries, and HealthSouth Corporation, (hereafter the "Parties").

                                II. Definitions

"HHS" means the United States Department of Health and Human Services, acting through the Centers for Medicare & Medicaid Services (CMS) and its officers and agents, including, but not limited to, its fiscal intermediaries (FI's).

"HealthSouth" means HealthSouth Corporation, a Delaware corporation, and includes its predecessors, current and former subsidiaries, divisions, affiliates, and the corporation acting in its capacity as a joint venture participant or its capacity as an owner.

"HealthSouth Provider" shall mean a hospital, skilled nursing facility, comprehensive outpatient rehabilitation facility, outpatient rehabilitation facility, inpatient rehabilitation facility or home health agency that is or was, owned by HealthSouth, or by any entity owned directly or indirectly at least 50 percent by HealthSouth, on or before December 31, 2003, and that submitted or could have submitted Medicare cost reports for cost reporting periods ending on or before December 31, 2003.

"HealthSouth Covered Cost Reports" collectively are defined as: any cost statements or cost reports which have, or could have been submitted to CMS or its FIs by HealthSouth or any HealthSouth Provider for cost reporting periods ending on or before December 31, 2003.

"Department of Justice Settlement Agreement" means the settlement agreement entered into on December 30, 2004 among and between the United States, acting through the United States Department of Justice, the Office of Inspector General ("OIG") of HHS, the Department of Labor, the TRICARE Management Activity ("TMA"), James Devage, DeWayne Manning, Mark Razin, John Darling, Brupbacher & Associates and Michael Freeman, and HealthSouth contemporaneous with the Administrative Settlement Agreement.

"Excluded Matters" collectively are those matters not covered under the Agreement and constitute the following four (4) matters: (1) billings to Medicare by HealthSouth inpatient facilities and suppliers of Durable Medical Equipment Prosthetics and Orthotics for orthotics and prosthetics provided to inpatients at HealthSouth facilities; (2) any conduct other than the Covered Conduct in the Department of Justice Settlement Agreement that is the subject of False Claims Act, fraud, Medicare and Medicaid Anti-Kickback Act or Stark Law claims; (3) self-disclosures by HealthSouth to the OIG of HHS dated November 25, 2003, April 12, 2004, June 25, 2004 and October 5, 2004, and (4)
self-disclosures made by HealthSouth to the OIG of HHS after October 5, 2004.

"Effective Date" means the date of execution by the last Party that signs the Agreement.

In consideration of the mutual agreements and promises hereinafter set forth, the sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree and covenant as follows:

                           III. Terms and Conditions

1. Contingent upon HealthSouth fully performing the required actions set forth in paragraphs 3, 8 and 9 of the Agreement, HHS will hereby release and discharge HealthSouth and all HealthSouth Providers from any obligations related to the HealthSouth Covered Cost Reports except as to the Excluded Matters.

2. Contingent upon HealthSouth fully performing the required actions set forth in paragraphs 3, 8 and 9 of the Agreement, all HealthSouth Covered Cost Reports shall be closed and considered final settled, except as to the Excluded Matters. HHS shall not pursue HealthSouth Covered Cost Report obligations, except as to the Excluded Matters, through any means including: by audit, adjustment, review or an administrative or judicial challenge.

3. As of the Effective Date of the Agreement, HealthSouth and all HealthSouth Providers hereby release HHS from any liability in connection with HealthSouth Covered Cost Reports including any pending or future administrative appeals and federal court cases (collectively, the "Appeals") arising from HealthSouth Covered Cost Reports. HealthSouth and all HealthSouth Providers shall not file any further Appeals with respect to the HealthSouth Covered Cost Reports, and within thirty (30) days of the Effective Date of the Agreement, HealthSouth and all HealthSouth Providers shall move to withdraw any Appeals with prejudice. These Appeals include, but are not limited to, the San Diego appeal (Continental Rehabilitation Hospital of San Diego v. Mutual of Omaha Insurance Co., PRRB Case No. 03-0700). HealthSouth must secure the consent of any entity necessary to withdraw all Appeals, including but not limited to, Continental Rehabilitation Hospital of San Diego. HealthSouth and all HealthSouth Providers agree not to institute any administrative appeals or federal district court action seeking further reimbursement from HHS, under any theory known or unknown, related to the HealthSouth Covered Cost Reports.

4. As of the Effective Date of the Agreement, HealthSouth and all HealthSouth Providers hereby release HHS from making any further payments (relating to, but not limited to, tentative settlements, Notices of Program Reimbursement ("NPRs") or reopenings of cost reports), credits or remuneration to HealthSouth and any HealthSouth Providers for any HealthSouth Covered Cost Reports; nor will HealthSouth and any HealthSouth Providers seek any further payments (relating to, but not limited to, tentative settlements, NPRs or reopenings of cost reports), credits or remuneration for any HealthSouth Covered Cost Reports.

5. As of the Effective Date of the Agreement, HealthSouth and all HealthSouth Providers shall not seek to reopen any HealthSouth Covered Cost Reports. HealthSouth and all HealthSouth Providers agree not to contest the reopening of any cost reports by HHS related to the Excluded Matters. HealthSouth and all HealthSouth Providers shall not file original or amended home office cost statements or cost reports related to HealthSouth Covered Cost Reports.

6. Notwithstanding this or any other provision of the Agreement, HHS reserves the right to reopen the HealthSouth Covered Cost Reports in order to comply with any act of Congress requiring HHS to rely on settled cost reports for such year(s) as a basis for adjusting Federal payment rates to Medicare providers. HHS will not use any such reopening either to pay any additional amounts to or seek further payments from HealthSouth and any HealthSouth Providers for the reopened cost reporting period(s).

7. Notwithstanding this or any other provision of the Agreement, HHS retains the right to review and adjust any data and statistics set forth in any HealthSouth Covered Cost Reports for computing future reimbursement amounts that are dependent on the settlement of prior cost reports

8. Notwithstanding any other provision of the Agreement, HealthSouth will develop a methodology to determine the amount of unallowable costs included in all HealthSouth Covered Cost Reports. Unallowable costs are described in paragraph III(S) of the Department of Justice Settlement Agreement. HealthSouth will submit supporting documentation for their methodology and the estimated amount of unallowable costs to HHS within sixty (60) days of the execution of the Agreement. HHS reserves the right to review or audit the methodology and supporting documentation related to the estimated amount of unallowable costs. Within sixty (60) days of HealthSouth's submission of the items identified above, HHS will provide HealthSouth with written notice as to whether the methodology and estimate of unallowable costs are acceptable. When HHS has determined that the estimated amount of unallowable costs due from HealthSouth is acceptable, then HealthSouth has fourteen (14) days to pay this amount to HHS via electronic funds transfer ("EFT"). HealthSouth agrees to separately identify unallowable costs in a non-reimbursable cost center on all cost reports or home office cost statements submitted for cost reporting periods ending after December 31, 2003. Nothing in the Agreement shall constitute a waiver of the right of HHS to examine or re-examine the unallowable costs described above, including but not limited to the reopening of HealthSouth Covered Cost Reports.

9. Within thirty (30) days of the Effective Date of the Agreement, any cost report payments made to any HealthSouth Provider by HHS related to NPRs, reopenings of cost reports, tentative settlements, administrative resolutions or appeals issued on or after October 29, 2004 for HealthSouth Covered Cost Reports must be refunded to HHS.

10. The Agreement is intended to be for the benefit of the Parties, including HealthSouth and any HealthSouth Provider acquired by HealthSouth on or prior to December 31, 2003 which submitted or could have submitted HealthSouth Covered Cost Reports. For any HealthSouth Provider acquired on or before December 31, 2003, the Agreement covers cost reporting periods prior to the acquisition date.

11. The Agreement does not release any obligations of any entity acquired by HealthSouth after December 31, 2003. The Agreement does not release any obligations of any HealthSouth Provider sold or otherwise disposed of for any cost reporting period ending after the effective date of such sale or disposition.

12. The Agreement does not apply to obligations to repay monies erroneously paid to HealthSouth or any HealthSouth Provider due to representations made by submissions of any Form UB-92 or CMS Form 1500 except the claims described in paragraph II(G)(5) of the Department of Justice Settlement Agreement or any actual or potential liability arising under the authority of the OIG for program exclusion or the imposition of civil monetary penalties.

13. In the event that a Court sets aside, nullifies or cancels the Department of Justice Settlement Agreement, in whole or in part, HHS and HealthSouth each have the discretion to rescind the Agreement or elect to continue with the obligations set forth in the Agreement. If either HHS or HealthSouth rescinds the Agreement, all obligations of HHS, HealthSouth and all HealthSouth Providers hereunder will be declared null and void.

14. In the event that the United States declares HealthSouth to be in Default of the Department of Justice Settlement Agreement and HealthSouth does not cure the Default, HHS only has the discretion to rescind this Administrative Settlement Agreement. If HHS rescinds the Agreement, all obligations of HHS, HealthSouth and all HealthSouth Providers hereunder will be declared null and void. Regardless of whether HHS rescinds the Agreement, if HealthSouth fails to cure the Default, nothing in the Agreement shall prohibit the United States from exercising any remedies available under the Department of Justice Settlement Agreement or otherwise.

15. Nothing herein affects the obligations of HealthSouth and the rights of the United States and HHS pursuant to (1) the Department of Justice Settlement Agreement; and/or (2) the December 2004 Corporate Integrity Agreement entered into between HealthSouth and the OIG of HHS. Further, nothing herein releases HealthSouth from any administrative monetary claim arising from HealthSouth's charging of any unallowable costs (as that term is defined in paragraph III(S) of the Department of Justice Settlement Agreement) incurred with respect to the claims settled under the terms of the Department of Justice Settlement Agreement and the December 2004 Corporate Integrity Agreement.

16. The Agreement is governed by the laws of the United States. Parties agree that the exclusive jurisdiction and venue for any dispute between and among the Parties under the Agreement will be the United States District Court for the District of Columbia.

17. The Agreement does not constitute evidence or an admission by a party of any liability of wrongful conduct.

18. The Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement and supersedes all agreements and understandings, both oral and written, between the Parties with respect to the subject matter of the Agreement.

19. The Agreement may not be amended or modified except by written consent of the Parties.

20. The undersigned individuals signing the Agreement on behalf of the Parties represent and warrant that they are authorized to execute the Agreement.

21. The Agreement is binding on HealthSouth's successors, transferees, heirs, and assigns.

22. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

23. CMS agrees to communicate all relevant terms of the Agreement to its Medicare contractors, including but not limited to its FIs, and will ensure that its provisions are implemented.


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                                 CMS, Acting for and on behalf of the United
                                 States Department of Health and Human Services


                                       /s/ Deborah A. Taylor
                                 ----------------------------------------------
                                 By:   Deborah A. Taylor
                                       Deputy Director
                                       Office of Financial Management
                                       Centers for Medicare & Medicaid Services


                                 HealthSouth Corporation


                                       /s/ Gregory L. Doody
                                 ----------------------------------------------
                                 By:   Gregory L. Doody
                                       Executive Vice President, General
                                       Counsel and Secretary


                                       /s/ Thomas C. Fox
                                 ----------------------------------------------
                                 By:   Thomas C. Fox, Esq.
                                       Scot T. Hasselman, Esq.
                                       Reed Smith LLP